UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to § 240.14a-12

United Defense Industries, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, schedule or registration statement no.:

3)	Filing party:

4)	Date filed:

This filing relates to a planned merger of Ute Acquisition Company Inc., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of BAE Systems North America Inc., a Delaware corporation (“BAE”), with and into United Defense Industries, Inc., a Delaware corporation (the “Company” or “UDI”) (the “Merger”), with UDI as the surviving corporation pursuant to the terms of an Agreement and Plan of Merger, dated as of March 6, 2005, by and among UDI, BAE and the Purchaser (the “Merger Agreement”).

The following is the script of a conference call and webcast presented by the Company on March 8, 2005 at 10:00 a.m. EST.

Jayne Schmitt – UDI Investor Relations

Good morning and thank you for joining us today. Before turning the call over to Tom, I would like to read some forward-looking statement information. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated. All forward-looking statements discussed in this call are based on information available to United Defense Industries as of the date of this call, and we assume no obligation to update any such forward looking statements. The statements in this call are not guarantees of future performance and actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences. Such factors include risks and uncertainties specific to this transaction, including but not limited to adverse effects on the market price of UDI’s common stock and on our operating results because of failure to complete the transaction (due to failure to obtain stockholder or regulatory approvals or to satisfy all of the other conditions to the transaction). Please refer to our annual report on Form 10-K for the year ended December 31, 2003 as well as our quarterly report on Form 10-Q for the quarter ended September 30, 2004, and in our other reports filed from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with our business.

The proposed transaction will be submitted to UDI’s stockholders for their consideration. And UDI will file with the SEC a proxy statement to be used to solicit the stockholders’ approval of the proposed transaction, as well as other relevant documents concerning the proposed transaction. Stockholders of UDI are urged to read these statements regarding the proposed transaction and any other relevant documents filed with the SEC when they become available, as well as any amendments or supplements to those documents because they will contain important information. A free copy of the proxy statement as well as other filings containing information about UDI may be obtained at the SEC’s internet site, www.sec.gov. Copies of the proxy statement and the SEC filings that will be incorporated by reference in the proxy statement can also be obtained without charge by directing a request to us or at our website at www.uniteddefense.com. UDI and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of UDI in connection with the proposed transaction. Information regarding UDI’s directors and executive officers is available in UDI’s proxy statement for its 2004 annual meeting of stockholders.

Additional information regarding the interests of such potential participants will be included in the proxy statement and other relevant documents filed with the SEC when they become available.

At this time, I’d like to turn the call over to Mr. Tom Rabaut, President and CEO of United Defense Industries.

Tom Rabaut – UDI President & CEO

Thank you, Jayne. Good morning, I’m Tom Rabaut. Thank you for joining us on this important day for United Defense. Today marks the beginning of a new chapter in UDI’s history. As most of you are probably well aware by now, we announced yesterday that we have entered into an agreement to be acquired by BAE Systems North America, the wholly-owned subsidiary of BAE Systems plc. Under the terms of this agreement, BAE will acquire all of the outstanding shares of UDI for $75.00 per share in cash. Including

UDI’s approximately $217 million of net debt, which BAE would assume as a result of the merger, the value of the transaction would be approximately $4.2 billion.

The acquisition of UDI by BAE Systems for $75.00 per share in cash presents an excellent opportunity for our stockholders, and we are pleased to be able to present this opportunity to our stockholders. The $75.00 price per share represents nearly a 30% premium over last Friday’s closing price for UDI’s shares.

The transaction is to be completed by way of a single-step merger, and UDI will solicit proxies seeking the required vote of our stockholders for the merger. In addition to our own stockholder approval requirement, approval of BAE System plc’s shareholders will be necessary to complete the transaction.

Completion of the merger also is conditioned on certain regulatory approvals, including in the U.S. under the Hart-Scott-Rodino Act, and in certain other foreign jurisdictions under their pre-merger clearance requirements. The parties also will be required to submit a filing to the Committee on Foreign Investment in the U.S. in order to obtain approval for the merger.

Questions we have received are as follow:

1. Do you expect adverse reactions from either US or UK governments?

No. The businesses are being combined to create stronger operational efficiencies and therefore ensure greater benefit to our key customers. Obviously national security for each government is of utmost importance, and this acquisition will in no way impact on the security arrangements we have in place.

2. Did you consult with the defense authorities in the US or the UK?

We are a commercial organization and ultimately answerable to our shareholders. However, we will, of course, be discussing the benefits of the proposed acquisition with all our key customers.

3. Will there be any job losses?

It’s our understanding that BAE has no current plans to close facilities or eliminate jobs as a result of its planned acquisition of UDI. But as with any transition, merger, or acquisition, there likely will be some economies, as well as adjustments, that BAE will make in order to achieve its long-term goals. Having said that, BAE Systems’ record here in the U.S. is to grow their acquisitions.

4. What is the regulatory process for clearing this transaction in the US?

This acquisition must be reviewed and approved pursuant to two regulatory processes. Under Hart-Scott-Rodino, the Department of Justice, working with the Department of Defense, will conduct its normal review for any possible anti-trust issues. Under Exon-Florio, the Committee on Foreign Investment in the United States will consider any potential issues of national security. We are confident that this transaction will clear both regulatory reviews. Just as a note, it is our understanding that BAE Systems North America has successfully completed 12 acquisitions in the US since its formation in 1999.

5. Are you confident that you will secure the necessary US regulatory approvals?

We are confident that regulatory approval will be secured for this transaction. It is our understanding that BAE Systems has successfully undergone the US regulatory review process several times before.

6. How long will the US regulatory process take?

We look forward to working with the US government to complete the review process and obtain approvals as quickly as possible.

7. Are there any regulatory processes to be cleared in other jurisdictions?

Prior notification will also be required in other foreign jurisdictions, including Sweden. Post-closing notifications will be required in other foreign jurisdictions.

8. What gives you confidence that the supplemental budget will benefit UDI?

We believe UDI is now in a strong position to capture substantial opportunities arising from current DoD’s spending requirements.

In conclusion, thank you again for joining our call this morning. To our shareholders, thank you for the trust and confidence you have extended to this management team. We never take it for granted. This concludes our call.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

     The proposed transaction will be submitted to UDI’s stockholders for their consideration, and UDI will file with the SEC a proxy statement to be used to solicit the stockholders’ approval of the proposed transaction, as well as other relevant documents concerning the proposed transaction. STOCKHOLDERS OF UDI ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A free copy of the proxy statement, as well as other filings containing information about UDI, may be obtained at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement and the SEC filings that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to David V. Kolovat, Secretary, United Defense Industries, Inc., 1525 Wilson Boulevard, Suite 700, Arlington, VA 22209.

PARTICIPANTS IN THE SOLICITATION

     UDI and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of UDI in connection with the proposed transaction. Information regarding UDI’s directors and executive officers is available in UDI’s proxy statement for its 2004 annual meeting of stockholders, which was filed with the SEC on March 10, 2004. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

4